ADAMIS PHARMACEUTICALS CORPORATION 8-K

Exhibit 99.1

Adamis Pharmaceuticals Receives FDA Approval for Its Epinephrine Pre-Filled Syringe

SAN DIEGO—(June 15, 2017)— Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) (“Adamis”) today announced that the U.S. Food and Drug Administration (“FDA”) has approved Adamis’ EPINEPHRINE INJECTION, USP, 1:1000 (0.3 mg Pre-filled single dose syringe) (“PFS”) for the emergency treatment of allergic reactions (Type I) including anaphylaxis. The FDA has also approved the PFS trade name of Symjepi™.

Symjepi provides two single dose syringes of epinephrine (adrenaline), which is considered the drug of choice for immediate administration in acute anaphylactic reactions to insect stings or bites, allergic reaction to foods (such as nuts), drugs and other allergens, as well as idiopathic or exercise-induced anaphylaxis.

Dr. Dennis J. Carlo, President and CEO of Adamis, stated, “We are very excited by this approval, and at the same time, are already preparing to submit our second NDA to the FDA. This second submission is for the junior version of Symjepi. We are committed to helping patients by providing them with additional therapeutic choices. With an anticipated lower cost, small size and user-friendly design, we believe Symjepi could be an attractive option for a significant portion of both the retail (patient) and non-retail (professional) sectors of the epinephrine market. We are currently in the process of exploring all of our commercialization options and in discussions with potential partners in order to facilitate broad patient access to this new epinephrine treatment option and to maximize the value of our important asset. In the interim, we expect to build inventory levels in preparation for an anticipated launch in the second half of this year.”

About Anaphylaxis

Anaphylaxis is a serious, sometimes life-threatening allergic reaction. The most common anaphylactic reactions are to foods, insect stings, medications and latex. According to information published by industry sources, up to 8% of U.S. children under the age of 18 have a food allergy, and approximately 38% of those with a food allergy have a history of severe reactions. Anaphylaxis requires immediate medical treatment, including an injection of epinephrine. The number of prescriptions for epinephrine products has grown annually, as the risk of anaphylaxis and allergic reactions have become more widely understood. The company estimates that sales of prescription epinephrine products in 2016 were at least $1 billion, based on industry data.

About Adamis Pharmaceuticals

Adamis Pharmaceuticals Corporation is a specialty biopharmaceutical company focused on developing and commercializing products in the therapeutic areas of respiratory disease and allergy.  The company’s current specialty pharmaceutical products and product candidates include Epinephrine Injection pre-filled syringe product for use in the emergency treatment of acute allergic reactions, including anaphylaxis; albuterol (APC-2000) and fluticasone (APC-4000) dry powder inhaler products for the treatment of bronchospasm and asthma; and beclomethasone (APC-1000), a metered dose inhaler product for the treatment of asthma.

The Company’s U.S. Compounding, Inc. subsidiary, which is registered as a drug compounding outsourcing facility under Section 503B of the U.S. Food, Drug & Cosmetic Act and the U.S. Drug Quality and Security Act, provides prescription compounded medications, including compounded sterile preparations and non-sterile compounds, to patients, physician clinics, hospitals, surgery centers and other clients throughout most of the United States. USC’s offerings broadly include, among others, injectable corticosteroids, hormone replacement therapies, hospital outsourcing formulations, urological preparations, ophthalmic preparations, topical compounds for pain and men’s and women’s health formulations.

Adamis Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future results of operations, including, but not limited to the following statements: the company’s beliefs concerning the timing and outcome of any future New Drug Application (NDA) that the company may submit to the FDA relating to lower dose version of its Epinephrine PFS product; the company's beliefs concerning the ability of its product candidates to compete successfully in the market; the company's beliefs concerning the safety and effectiveness of its product candidates; the company’s beliefs concerning its commercialization strategies; and the company’s beliefs concerning the anticipated timing of a commercial launch of its Symjepi product. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Adamis' actual results to be materially different from these forward-looking statements. There can be no assurances regarding the commercialization options that the company will pursue, that the company’s Symjepi product will be launched by the end of the year, that the product will be able to compete successfully in the market, or concerning the timing of a submission to the FDA of an NDA relating to a lower dose version of the product or the timing or outcome of the FDA’s review of any such submission. Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC's web site at http://www.sec.gov. Except to the extent required by law, any forward-looking statements in this press release speak only as the date of this press release, and Adamis expressly disclaims any obligation to update any forward-looking statements.

Contact Adamis:

Mark Flather
Senior Director, Investor Relations

& Corporate Communications
(858) 412-7951

mflather@adamispharma.com